EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-205546 of our report dated July 7, 2015 (August 25, 2015 as to the change in the Company’s method of accounting for the presentation of debt issuance costs described in Note 1 and as to the effects of the restatement described in Note 2) relating to the consolidated financial statements of AB Acquisition LLC appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Boise, Idaho

August 25, 2015